Exhibit 107
Calculation of Filing Fee Tables
Form
S-
3
(Form Type)
Roper Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.500% Senior Notes due 2029	Rule 457(r)	$500,000,000	99.550%	$497,750,000	0.00014760	$73,467.90

	Debt	4.750% Senior Notes due 2032	Rule 457(r)	$500,000,000	99.814%	$499,070,000	0.00014760	$73,662.74

	Debt	4.900% Senior Notes due 2034	Rule 457(r)	$1,000,000,000	99.515%	$995,150,000	0.00014760	$146,884.14

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,991,970,000		$294,014.78

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$294,014.78
Narrative Disclosure
The prospectus supplement to which this exhibit is attached is a final prospectus supple
ment for the related offering
(File No. 333-260556).
The maximum aggregate offering price of that offering is $1,991,970,000.